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                                                                EXHIBIT 31

                             CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is made this 14th day of December, 1994, by and between John E. Evans ("Evans") and ALLIED Group, Inc. ("AGI"), ALLIED Mutual Insurance Company ("Mutual"), and ALLIED Life Financial Corporation ("ALFC"). AGI, Mutual, and ALFC shall be known collectively as "ALLIED".

     WHEREAS, the purpose of this Consulting Agreement ("Agreement") is to set forth the services which Evans is to render to ALLIED following his retirement as an employee and officer on December 31, 1994;

     WHEREAS, due to the intercompany relationships of AGI, Mutual, and ALFC, the parties intend that Evans will provide consulting services to all three entities;

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth below and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

I.   CONSULTING AND ADVISORY SERVICES

     Evans shall make himself available at all reasonable times upon the request of ALLIED to provide the following consulting and advisory services:

     (a) Provide advice and consultation to the Board of Directors and the President of each of AGI, Mutual, and ALFC on such matters as strategic planning, personnel and organization activities, marketing and product planning, and acquisitions and divestitures;

     (b) Assist in developing and maintaining relationships with key shareholders of AGI and ALFC, major financial institutions, and primary insurance agents and agencies;

     (c) Assist in advancing ALLIED and industry positions in various legislative, political, and industry forums;
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     (d) Offer the full benefit of his knowledge, expertise, advice, and recollections as to the ALLIED business; and

     (e) Provide such other consultation services as may be requested from time to time by the Board of Directors or the President of each of AGI, Mutual, and ALFC.

     Although this Agreement does not require a fixed schedule or a required minimum number of hours, Evans shall be expected to make himself available to devote up to fifty percent (50%) of his time during the calendar year to render the services described above as well as to serve in the additional capacities contemplated in Section II below. Evans shall designate the times, places, and manner in which these services and duties will be performed. These aforementioned services are to be performed in close association with each of the Presidents of AGI, Mutual, and ALFC and under the general auspices of the Boards of AGI, Mutual, and ALFC. It is anticipated that Evans will make periodic reports to the Boards at their request on the nature and scope of his consulting and advisory activities.

II.  ADDITIONAL CAPACITIES

     In addition to performing services as a consultant during the term of this Agreement, it is anticipated that Evans will be nominated for re-election to the Board of Directors of each of AGI, Mutual, and ALFC, and also nominated for re-election to the Board of Directors of their subsidiaries on which he is a member as of the date of this Agreement. If elected to the Board of Directors of each of AGI, Mutual, and ALFC, it is anticipated that Evans will serve (in addition to any capacities to which he is appointed or elected) as Chairman of the Board of Directors and as Chairman of the Executive and Investment Committees of each of AGI, Mutual, and ALFC. For the term of this Agreement and in accordance with Mutual's nomination rights under the Stock Rights Agreement with AGI, Mutual agrees to nominate Evans for re-election to the AGI Board of Directors. In addition, for the term of this Agreement and in accordance with Mutual's nomination rights

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under the Stock Rights Agreement with ALFC, Mutual agrees to nominate Evans for re-election to the ALFC Board of Directors.

     Evans understands that any such Board or committee nominations, elections, or appointments would be within the purview of individuals then serving as members of the Board of Directors, the shareholders of AGI and ALFC, or the policyholders of Mutual. Accordingly, Evans' obligation to perform the consulting services for ALLIED as contemplated in Section I above is an obligation independent from any obligations which may result from his service in any of the Board capacities contemplated in this Section II, and his obligation to perform such consulting services shall continue regardless of whether he is nominated, elected, or appointed to serve in any such capacities.

III.  COMPENSATION

A.   Consulting Services
     -------------------

     In consideration for the consulting and advisory services to be rendered hereunder, Evans will be entitled to receive $250,000 per year, payable on a monthly basis within fifteen (15) days after the end of each calendar month.

     Evans shall be entitled to receive the aforementioned consulting fees regardless (i) of whether requests for his consulting services result in devotion of less than fifty percent (50%) of his time or (ii) of whether he serves in the capacities contemplated in Section II above.

     AGI, Mutual, and ALFC shall prorate the consulting fee and reimbursable expenses payable under this Agreement in such proportion as is mutually agreed upon by such companies.

B.   Director Compensation
     ---------------------

     It is agreed that during the term of this Agreement Evans will be entitled to any director fees (e.g., retainer, Board or committee meeting fees) with respect to any service by

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Evans as a director on the Board or any Board committee. Evans shall also be entitled to the reimbursement of expenses and to the other nonmonetary benefits available to nonemployee members of the Board of Directors of AGI, Mutual, and ALFC.

C.   Benefits Upon Retirement
     ------------------------

     Upon Evans' retirement as an officer and employee effective December 31, 1994, Evans will be entitled to all compensation and benefits payable or distributable to him pursuant to the provisions of any ALLIED qualified or non-qualified retirement, welfare benefit, and other compensation or benefit plan, program, or policy applicable to him as a retiree or any contractual arrangements in effect with him by reason of his employment with AGI prior to such retirement. Evans will be regarded by AGI as a retired employee for purposes of AGI's qualified retirement and welfare benefit plans. Nothing herein, including, without limitation, any failure or inability on his part to perform any of the services or duties required or contemplated hereby or any breach by him of any of the provisions herein, shall result in any reduction, offset, or ineligibility for any such compensation or benefits.

IV.  SUPPORT STAFF AND SERVICES

     ALLIED will make available during the term of this Agreement for Evans' use, in connection with and to facilitate his performance of consulting services hereunder, the following support facilities and resources:

     (a) An office with appropriate equipment and facilities, together with a full-time executive secretary; and

     (b) Reimbursement of reasonable travel and other business expenses.

V.   TERM AND TERMINATION

     This Agreement shall commence on January 1, 1995, upon

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Evans' retirement as an employee effective December 31, 1994, and shall continue in effect until the earlier of:

     (a)  December 31, 1996;

     (b)  Evans' death;

     (c) the effective date of any written notice of termination from Evans to ALLIED (which notice, in the event of any failure by ALLIED to perform any of its obligations hereunder, shall not prejudice any legal or equitable remedies available to Evans); or

     (d) the effective date of any written notice of termination from ALLIED which ALLIED may provide in the event of:

          (i) Evans' physical or mental disability if he is unable to perform the duties required by this Agreement (such determination to be in the sole discretion of the Board of Directors of AGI, Mutual, and ALFC) for a period of six (6) months or more (in the aggregate) in any twelve (12) month period;

          (ii) Evans' breach of the provisions of Sections VII or VIII hereof followed by a failure or inability by Evans to cure such breach in a timely manner;

          (iii) Evans' personal dishonesty in the course of his duties, his breach of a fiduciary duty to ALLIED involving personal profit or conflict of interest, or his conviction of any crime; or

          (iv) Evans' conduct is determined by the Board of Directors of AGI, Mutual, and ALFC to be inconsistent with the dignity and character of a representative of ALLIED, and it is determined by such Boards that Evans' conduct has a material

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          adverse effect on the business of ALLIED.

     If this Agreement has been not terminated in accordance with any of the aforementioned items (b) through (d) by December 15, 1996, this Agreement may be renewed on an annual basis by December 15th of each year (provided the Agreement has not been terminated in accordance with any of the aforementioned items (b) through (d)) upon the mutual agreement of Evans and ALLIED.

VI.  INDEPENDENT CONTRACTOR

     Evans' status, commencing January 1, 1995 and at all times thereafter in connection with the performance of consulting services hereunder, will be that of an independent contractor and not, for any purpose, that of an employee or officer with authority to bind ALLIED in any respect. Accordingly, among other things, Evans will not be entitled to participate in any compensation or benefit plans, programs, or policies maintained by ALLIED solely for its employees, unless such benefit plans, programs, or policies are available to other retired employees of ALLIED. All payments and other consideration made or provided to Evans under this Agreement will be made or provided without withholding or deduction of any kind, and Evans assumes sole responsibility for all tax or other obligations associated therewith, including but not limited to federal, state, city, or other income taxes or social security taxes.

VII.  CONFIDENTIALITY

     Evans shall continue to hold in confidence all secret or confidential information, knowledge, or data relating to ALLIED that shall have been obtained by him during his employment by or affiliation with ALLIED. Evans agrees to maintain the confidentiality of any material, nonpublic information concerning the business and affairs of ALLIED which is disclosed to him or to which he otherwise becomes privy in connection with the performance of the services and duties under this Agreement.

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VIII.  NONCOMPETE

      During the term of this Agreement, Evans agrees that he will not, directly or indirectly, either as principal, agent, stockholder, employee, or in any other capacity, without the prior written approval of the Board of Directors of AGI, Mutual, and ALFC, engage in any activity, be employed, assist, or have an equity interest in any business or other entity that competes in any material respect with any of the principal businesses of ALLIED or which may be detrimental or adverse to the interest of ALLIED; provided, however, that such prohibited activity shall not include the ownership of 1% or less of the voting securities of any publicly traded corporation regardless of the business of such corporation.

IX.  INDEMNIFICATION

     ALLIED agrees to defend, indemnify, and hold Evans harmless from and against any losses, liabilities, damages, or expenses including reasonable attorney's fees, incurred by him as a result of any lawsuits or claims against him in connection with his performance of the consulting services contemplated herein, provided that such services have been performed by Evans in a good faith, non-negligent, and, to the best of his knowledge, lawful manner.

X.   SUCCESSORS

     This Agreement shall inure to the benefit of and be binding upon AGI, Mutual, and ALFC and any of their successors. Any successor of AGI, Mutual, and/or ALFC (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to substantially all of the business and/or its assets will be required to assume and agree to perform this Agreement in the same manner and to the same extent that AGI, Mutual, and/or ALFC would be required to perform it if no such succession had taken place.

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XI.  MISCELLANEOUS

     Neither Evans nor ALLIED shall assign this Agreement or any rights, duties, or obligations hereunder without the prior written consent of the other parties. If any term or provision of this Agreement shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected by such invalidity or unenforceability and each remaining provision shall be valid and enforceable to the fullest extent permitted by law. This Agreement constitutes the entire agreement between ALLIED and Evans concerning the subject matter hereof and supersedes and cancels any and all other written or oral agreements or understandings with respect to the subject hereof. No modification, amendment, or waiver of any term or provision of this Agreement shall be effective unless in writing and signed by and on behalf of each of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year above first written.

                             ALLIED Mutual Insurance Company

__________________________   By:___________________________
John E. Evans                Its:__________________________


ALLIED Group, Inc.           ALLIED Life Financial Corporation
By:_______________________   By:___________________________
Its:______________________   Its:__________________________

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